PRESS RELEASE

Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218	Investors and Media: The Ruth Group Zack Kubow (646) 536-7020 zkubow@theruthgroup.com

Symmetry Medical Reports Fourth Quarter and Full Year 2013 Financial Results

Provides 2014 Financial Guidance

Fourth Quarter Highlights:

•	Revenue of $101.2 million, down 5% year-over-year
•	Operating income of $7.5 million; as adjusted operating income of $10.9 million
•	Net loss of $2.2 million; as adjusted net income of $3.6 million
•	Loss per share of $(0.06); as adjusted earnings per share of $0.10
•	Generated cash from operations of $11.8 million
•	Debt reduced $8.4 million; paid off mezzanine debt; operating leverage at 3.13 times

WARSAW, Ind., February 20, 2014 - Symmetry Medical Inc. (NYSE: SMA), a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays, announced fourth quarter and full year 2013 financial results for the period ended December 28, 2013.

	Fourth Quarter			Vs Prior Quarter			Total Year
(in millions, except per share data)	2013	2012	Change	4Q'13	3Q'13	Change	2013	2012	Change
Revenue	$101.2	$106.6	-5%	$101.2	$98.0	3%	$400.0	$410.5	-3%
Operating income (loss)	7.5	8.7	-14%	7.5	(46.5)	Fav	(28.4)	33.0	Unfav
Net income (loss)	(2.2)	2.9	Unfav	(2.2)	(34.5)	Unfav	(35.8)	9.1	Unfav
EPS	$(0.06)	$0.08	Unfav	$(0.06)	$(0.95)	Unfav	$(0.99)	$0.25	Unfav

As Adjusted Non-GAAP*
Operating income*	$10.9	$13.7	-20%	$10.9	$9.1	20%	$37.0	$49.7	-26%
Net income*	3.6	6.1	-41%	3.6	3.1	16%	12.4	20.7	-40%
EPS*	$0.10	$0.17	-41%	$0.10	$0.08	25%	$0.34	$0.57	-40%

* Excludes charges for stock compensation expense, amortization of intangible assets and debt issuance costs, asset impairment charges, net change in reserves for uncertain tax positions, loss on debt extinguishment and unrealized foreign currency impact on an intercompany loan, management transition costs, acquisition related costs, SEC-related legal costs, facility closure and severance, Symmetry Surgical distributed catalog costs, product recall costs and legal entity restructuring.  See “As Adjusted Financial Measures” below.

(in millions)	Fourth Quarter			Vs Prior Quarter			Total Year
Revenue by Product: by Segment	2013	2012	Change	4Q'13	3Q'13	Change	2013	2012	Change
OEM Solutions Revenue
Instruments	$28.8	$30.0	-4%	$28.8	$27.2	6%	$112.2	$115.2	-3%
Implants	26.5	26.5	0%	26.5	26.1	2%	106.7	102.0	5%
Cases	16.9	13.9	21%	16.9	17.0	-1%	67.4	58.5	15%
Other	6.4	7.7	-16%	6.4	5.5	17%	24.5	27.6	-11%
Total OEM Solutions Revenue	$78.6	$78.1	1%	$78.6	$75.8	4%	$310.8	$303.3	2%
Symmetry Surgical Revenue	22.6	28.5	-21%	22.6	22.2	1%	89.2	107.2	-17%

Total Revenue	$101.2	$106.6	-5%	$101.2	$98.0	3%	$400.0	$410.5	-3%

Revenue for the fourth quarter 2013 was $101.2 million, down 5% compared to $106.6 million in the same period last year. The current quarter revenue was primarily driven by lower sales in the Company's Symmetry Surgical segment, partially offset by an increase in the OEM Solutions segment.

OEM Solutions segment revenue was $78.6 million in the fourth quarter 2013, a 0.7% increase from $78.1 million in the fourth quarter 2012. The increase was driven by higher revenue in the Case segment, partially offset by lower revenue in the Instruments segment and continued operational issues at the Company's subsidiary, Clamonta Ltd., which services the Aerospace industry and is reported in the Other category above. The Company reported flat results in the Implant category despite the previously announced fire in the Acid Shop at its Sheffield, U.K. implant manufacturing facility, which occurred in September 2013 and impacted throughput in the fourth quarter. Fourth quarter 2013 OEM Solutions segment revenue included a benefit of $0.5 million, or 0.6%, due to the favorable impact of foreign currency exchange rates. On a sequential basis, fourth quarter 2013 OEM Solutions revenue was up 3.8% compared to the third quarter 2013, reflecting higher Instrument segment volume, stable results in the Implants and Cases categories, and some sequential operational improvement at Clamonta Ltd.

Symmetry Surgical segment revenue was $22.6 million in the fourth quarter 2013, a 20.8% decrease from $28.5 million in the fourth quarter 2012, which included a one-time purchase of $2.9 million by an OEM Solutions customer who was served by Symmetry Surgical. Excluding the one-time purchase, Symmetry Surgical segment revenue decreased by 11.8% year-over-year. On a sequential basis, fourth quarter 2013 Symmetry Surgical segment revenue increased 1.4% compared to the third quarter 2013.

Gross profit for the fourth quarter 2013 was $25.8 million, compared to $28.9 million in the same period last year. Gross margin percentage for the fourth quarter 2013 was 25.5%, compared to 27.1% in the fourth quarter 2012. Gross margin was driven by a lower percentage of revenue from the Company's higher margin Symmetry Surgical segment as compared to the same period last year, along with gross margin pressure in the OEM Solutions segment due to operational issues at the Clamonta Ltd. subsidiary and lower volume in the Instruments segment.

Sales, marketing, general and administrative expenses in the fourth quarter 2013 were $16.7 million, compared to $19.0 million in the same period last year. The decrease in the fourth quarter 2013 was primarily due to reductions of $2.0 million in acquisition related costs, $0.2 million in stock based compensation expense, $0.1 million in amortization expense and $0.1 million in management transition costs. This was partially offset by $0.4 million of Symmetry Surgical infrastructure additional costs as well as $0.1 million of Medical Device Excise Tax.

Operating income for the fourth quarter 2013 was $7.5 million, compared to $8.7 million in the fourth quarter 2012. Operating margin was 7.5% in the fourth quarter 2013, compared to 8.2% in the same period last year. Excluding charges for stock compensation expense, amortization of intangible assets, and asset impairment charges, as well as charges for management transition costs, acquisition related costs, product recall costs and facility closure and severance costs (referred to as "operating income adjustments"), operating income for the fourth quarter 2013 was $10.9 million, compared to $13.7 million in the same period last year. The decrease was primarily driven by lower revenue in the Symmetry Surgical segment.

Interest expense for the fourth quarter 2013 was $4.2 million, compared to interest expense of $4.7 million in the same period last year. This decrease was driven by the Company's focus on using free cash flow to reduce debt.

Loss on debt extinguishment expense of $4.5 million impacted the fourth quarter of 2013 as the Company used a bank line of credit to pay off approximately $67.3 million in mezzanine principle and interest that had an interest rate of 14%.

Income tax expense for the fourth quarter 2013 was $0.3 million, compared to $0.7 million in the same period last year. Fourth quarter 2013 tax expense on negative pre-tax income was driven by the jurisdiction in which the income was earned as compared to the jurisdiction which incurred losses.

Net loss for the fourth quarter 2013 was $2.2 million, or $(0.06) loss per diluted share, compared to net income of $2.9 million, or $0.08 per diluted share, in the same period last year. Excluding the operating income adjustments noted above, as well as unrealized foreign currency impact on an intercompany loan, legal entity restructuring, amortization of debt issuance costs and loss on debt extinguishment, net income for the fourth quarter 2013 was $3.6 million, or $0.10 per diluted share, compared to $6.1 million, or $0.17 per diluted share in the same period last year.

The weighted average number of diluted shares outstanding during the fourth quarter of 2013 was 36,372,952.

Revenue for the full year 2013 was $400.0 million, down 2.6% compared to $410.5 million reported in the full year 2012. Full year 2013 revenue in the OEM Solutions segment was $310.8 million, a 2.5% increase compared to $303.3 million in the same period last year. This increase in revenue was primarily due to stronger Case and Implant customer demand, partially offset by lower Instruments segment volume and operational issues at the Company's aerospace subsidiary, Clamonta Ltd. Full year 2013 OEM Solutions segment revenue included a benefit of $0.5 million, or 0.2%, due to the favorable impact of foreign currency exchange rates. Full year 2013 revenue in the Symmetry Surgical segment was $89.2 million, a decrease of 16.8% compared to $107.2 million in the same period last year, primarily due to transition related sales disruptions related to the integration of the Codman surgical instruments business into Symmetry Surgical. Excluding the one-time purchase of $2.9 million by an OEM Solutions customer who was served by Symmetry Surgical, segment revenue decreased by 14.4% year-over-year.

Gross margin percentage for the full year 2013 was 25.5%, compared to 26.6% for the full year 2012. Gross margin was driven by a lower percentage of revenue from the Company's higher margin Symmetry Surgical segment as compared to the same period last year. Net loss for the full year 2013 was $35.8 million, or $(0.99) loss per diluted share, compared to net income of $9.1 million, or $0.25 earnings per diluted share, reported in the full year 2012. The net loss is primarily due to a $51.9 million asset impairment charge incurred in 2013. Excluding the asset impairment charge and operating income adjustments, as well as the net reduction in reserves for uncertain tax positions, unrealized foreign currency impact on an intercompany loan, legal entity restructuring, amortization of debt issuance costs, loss on debt extinguishment and SEC related costs, net income for the full year 2013 was $12.4 million, or $0.34 per diluted share, compared to $20.7 million, or $0.57 per diluted share, reported in the full year 2012.

Thomas J. Sullivan, President and Chief Executive Officer of Symmetry Medical, stated, “In 2013 we continued to execute on our strategic growth and margin improvement initiatives while also facing several challenges in our OEM Solutions and Symmetry Surgical segments. While this impacted our financial results in 2013, we believe we have laid a solid foundation for improvement in 2014. During the fourth quarter we returned to normal operations at our Sheffield, UK plant following the fire that destroyed its Acid Shop in September and expect to be at normal volume levels in the first quarter 2014. We also improved operational effectiveness at our Clamonta Ltd. subsidiary. In our Symmetry Surgical segment, we continue to achieve stable sequential results and completed the final international distributor transitions.”

Mr. Sullivan added, “With over $100 MM in debt reduction over the past two years, in late December, we amended our credit facility, which allowed us to eliminate our higher rate mezzanine debt. We expect this to be approximately $0.10 accretive to 2014 earnings per share, which along with anticipated revenue growth and margin expansion, is expected to drive significant growth in our adjusted earnings per share in 2014.”

Financial Guidance

The following forward-looking estimates regarding 2014 guidance reflect current market conditions and foreign currency rates. Actual results may differ materially, and the Company refers you to forward-looking statements located at the end of the press release.

For the full year 2014, the Company expects revenue to be in the range of $408 million to $418 million. The company is estimating a 3% to 4% procedural growth rate in its key orthopaedic market as well as a 2% to 3% market growth in its worldwide direct to hospital market. The Company expects full year 2013 GAAP earnings per diluted share to be in the range of $0.26 to $0.32 and full year 2013 as adjusted* earnings per diluted share to be in the range of $0.48 to $0.54. As in 2013, this forecast includes a negative $0.02 impact of the Medical Device Excise Tax in SG&A expense. The as adjusted* earnings per diluted share guidance excludes the impact of amortization of intangible assets and debt issuance costs, stock compensation expense, acquisition related costs, severance costs and other one-time expenses. These items are expected to negatively impact full year 2014 GAAP earnings per diluted share by approximately $0.22.

Diluted earnings per share – GAAP	$0.26 - $0.32

Estimated Amortization	($0.14)
Estimated stock compensation expense	($0.06)
Estimated all other adjustments	($0.02)

Diluted earnings per share – as adjusted*	$0.48 - $0.54

Conference Call

Symmetry Medical will host a conference call to discuss fourth quarter and full year 2013 financial results at 8:00 a.m. ET on February 20, 2014. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.symmetrymedical.com. The dial-in numbers are (800) 708-4540 for domestic callers and (847) 619-6397 for international. The reservation number for both is 36550139 (please reference “Zack Kubow” as host and “Symmetry Medical” as the Company). After the live webcast, the call will remain available on Symmetry Medical’s website through May 20, 2014. In addition, a telephonic replay of the call will be available until March 22, 2014. The replay numbers are (888) 843-7419 for domestic callers and (630) 652-3042 for international callers. Please use reservation code 36550139#.

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays. The Company’s thousands of Teammates provide design, development and worldwide production capabilities for these products to customers in the orthopedic industry, other medical device markets, and specialized non-healthcare markets. Symmetry’s trusted reputation and brands, broad Intellectual Property portfolio and commitment to innovation enable it to collaborate with hundreds of global medical device manufacturers as well as thousands of hospitals to provide solutions for today’s needs and tomorrow’s growth.

As Adjusted Non-GAAP Measures

The as adjusted* measures, including adjusted operating income, net income and EPS, shown in this release exclude the impact of amortization of intangible assets and debt issuance costs, asset impairment charges, the net release of reserves for uncertain tax positions, unrealized foreign currency impact on an intercompany loan, stock compensation expense, acquisition related costs, facility closure and severance costs, Symmetry Surgical catalog distribution, loss on debt extinguishment and other one-time expenses.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measure are included after the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Management believes these non-GAAP measures improve management's and investors' ability to better compare the company's ongoing financial performance between periods and with other companies.

Forward-Looking Statements

Statements in the press release regarding Symmetry Medical Inc.'s business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," "anticipate," "plan," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K/A filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

Symmetry Medical Inc.

Consolidated Statements of Operations

In Thousands, Except Per Share Data

	Three Months Ended		Year to Date
	December 28,	December 29,	December 28,	December 29,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)

Revenue	$101,177	$106,556	$399,992	$410,505
Cost of revenue	75,365	77,641	297,936	301,449

Gross profit	25,812	28,915	102,056	109,056

Research and development expenses	1,113	1,154	4,572	4,152
Sales and marketing expenses	5,574	6,512	26,025	26,380
General and administrative expenses	11,140	12,526	46,294	44,857
Asset impairment	296	-	51,942	-
Facility closure and severance	151	26	1,582	622

Operating income (loss)	7,538	8,697	(28,359)	33,045
Other (income) expense:
Interest expense	4,171	4,715	17,679	19,620
Loss on debt extinguishment	4,460		4,460	-
Derivatives valuation (gain) loss	-	(63)	242	(242)
Other	758	460	1,691	(102)

Income (loss) before income taxes	(1,851)	3,585	(52,431)	13,769
Income tax expense (benefit)	306	662	(16,633)	4,642

Net income (loss)	$(2,157)	$2,923	$(35,798)	$9,127

Net income (loss) per share:
Basic	$(0.06)	$0.08	$(0.99)	$0.25

Diluted	$(0.06)	$0.08	$(0.99)	$0.25

Weighted average common shares and equivalent shares outstanding:
Basic	36,373	36,097	36,327	35,987
Diluted	36,373	36,591	36,327	36,418

Symmetry Medical Inc.

Consolidated Balance Sheets

In Thousands

	December 28,	December 29,
	2013	2012

ASSETS:	(unaudited)
Current Assets:
Cash and cash equivalents	$7,362	$9,815
Accounts receivable, net	51,813	62,593
Inventories	58,879	64,437
Refundable income taxes	5,784	4,904
Deferred income taxes	5,439	7,878
Derivative valuation asset	-	242
Other current assets	4,900	4,145

Total current assets	134,177	154,014
Property and equipment, net	89,993	98,046
Deferred income taxes	-	-
Goodwill	182,178	229,134
Intangible assets, net of accumulated amortization	105,004	116,403
Other assets	4,484	7,721

Total Assets	$515,836	$605,318

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Accounts payable	$28,837	$27,863
Accrued wages and benefits	9,656	9,354
Other accrued expenses	7,138	10,028
Accrued income taxes	53	-
Derivative valuation liability	283	513
Current portion of capital lease obligations	465	492
Current portion of long-term debt	6,531	11,111

Total current liabilities	52,963	59,361
Accrued income taxes	2,126	7,035
Deferred income taxes	7,536	17,910
Derivative valuation liability	1,104	3,883
Other liabilities	886	869
Capital lease obligations, less current portion	974	1,417
Long-term debt, less current portion	165,450	200,113

Total Liabilities	231,039	290,588

Commitments and contingencies

Shareholders' Equity:
Common Stock, $.0001 par value; 75,000 shares authorized; shares issued December 28, 2013--37,209; December 29, 2012--36,795	4	4
Additional paid-in capital	289,257	287,453
Retained earnings (deficit)	(9,531)	26,267
Accumulated other comprehensive income	5,067	1,006

Total Shareholders' Equity	284,797	314,730

Total Liabilities and Shareholders' Equity	$515,836	$605,318

Reconciliation of As Adjusted Financial Measures

	Three Months Ended			Year to Date
	December 28,	Sept 28,	December 29,	December 28,	December 29,
	2013	2013	2012	2013	2012
	(In Thousands, Except Per Share Data)
	(unaudited)

Operating income (loss), as reported	$7,538	$(46,512)	$8,697	$(28,359)	$33,045
Adjustments:
Amortization of intangible assets	1,896	1,793	2,002	7,239	8,039
Stock compensation expense	788	680	957	2,722	4,032
Management transition costs	-	-	58	-	232
Acquisition related costs (1)	(89)	331	1,932	906	3,210
SEC-related legal costs	-	-	-	-	133
Asset impairment (2)	296	51,646	-	51,942	-
Symmetry Surgical catalog (3)	-	633	-	633	-
Facility closure and severance	151	508	26	1,582	622
Product recall costs	324	-	-	324	-
Legal entity restructuring (4)	-	-	-	-	369

Operating income, as adjusted	$10,904	$9,079	$13,672	$36,989	$49,682

Net income (loss), as reported	$(2,157)	$(34,524)	$2,923	$(35,798)	$9,127
Adjustments:
Amortization of intangible assets	1,232	1,165	1,301	4,705	5,225
Amortization of debt issuance costs	283	308	279	1,303	1,117
Loss on debt extinguishment	2,899	-	-	2,899	-
Stock compensation expense	512	442	622	1,769	2,621
Management transition costs	-	-	38	-	151
Acquisition related costs (1)	(58)	215	1,256	589	2,087
SEC-related legal costs	-	-	-	-	(326)
Asset impairment (2)	181	39,137	-	39,318	-
Symmetry Surgical catalog (3)	-	411	-	411	-
Reserve for uncertain tax positions, net	-	(4,970)	-	(4,970)	-
Unrealized foreign currency impact on intercompany loan	369	550	-	920
Product recall costs	211	-	-	211	-
Facility closure and severance	98	330	17	1,028	404
Legal entity restructuring (4)	-	-	(333)	-	332

Net income, as adjusted	$3,570	$3,064	$6,103	$12,385	$20,738

Earning per diluted share, as reported	$(0.06)	$(0.95)	$0.08	$(0.99)	$0.25
Impact of adjustments	0.16	1.03	0.09	1.33	0.32

Earning per diluted share, as adjusted	$0.10	$0.08	$0.17	$0.34	$0.57

(1)	Acquisition related costs primarily include costs associated with professional fees in all periods presented.
(2)	Pre-tax asset impairment of goodwill, intangible assets and buildings of $47,450, $4,211 and $281, respectively, for the year ended December 28, 2013.
(3)	Symmetry Surgical catalog costs including design, printing and distribution of new global Symmetry Surgical catalog.
(4)	Legal entity restructuring during third quarter 2012 include costs associated with professional fees.

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